Exhibit 99.2

Celsion Corporation Reports Inducement Grants under NASDQ Listing Rule 5646(c)(4)

LAWRENCEVILLE, N.J., July 19, 2022 -- Celsion Corporation (NASDAQ: CLSN), a clinical-stage company focused on DNA-based immunotherapy and next-generation vaccines, today announced that the Compensation Committee of the Company’s Board of Directors approved the grant of (i) inducement stock options (the “Inducement Option Grants”) to purchase a total of 177,000 shares of common stock, and (ii) restricted stock grants (the “Inducement Stock Grants”) totaling 53,000 shares of common stock to Corinne Le Goff, the Company’s new President and Chief Executive Officer, effective July 18, 2022.

The Inducement Option Grants have an exercise price per share equal to $1.95, the closing price of Celsion’s common stock as reported by Nasdaq on July 18, 2022. The Inducement Option Grants vest 25% on the one-year anniversary of Dr. Le Goff’s first day of employment with the Company and thereafter vest in quarterly installments so all Inducement Option Grants will be fully vested and exercisable as of July 18, 2026, subject to Dr. Le Goff’s continued service relationship with the Company on each such date. Each Inducement Option Grant has a ten-year term.

Each of the Inducement Stock Grants will vest on the one-year anniversary of Dr. Le Goff’s first date of employment with the Company and are subject to Dr. Le Goff’s continued service relationship with the Company on such date.

Each of the stock options and the stock grants is an inducement material to Dr. Le Goff entering into employment with Celsion Corporation in accordance with Nasdaq listing Rule 5635(c) (4).

About Celsion Corporation

Celsion is a fully integrated, clinical stage biotechnology company focused on advancing a portfolio of innovative cancer treatments, including immunotherapies and DNA-based therapies; and a platform for the development of nucleic acid vaccines currently focused on SARS-CoV2. The company’s product pipeline includes GEN-1, a DNA-based immunotherapy for the localized treatment of ovarian cancer. Celsion also has two platform technologies for the development of novel nucleic acid-based immunotherapies and other anti-cancer DNA or RNA therapies. Both are novel synthetic, non-viral vectors with demonstrated capability in nucleic acid cellular transfection. For more information on Celsion, visit www.celsion.com.

Forward-Looking Statements

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials; the uncertainties of and difficulties in analyzing interim clinical data; the significant expense, time, and risk of failure of conducting clinical trials; the need for Celsion to evaluate its future development plans; possible acquisitions or licenses of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in Celsion’s periodic reports and prospectuses filed with the Securities and Exchange Commission. Celsion assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Celsion Investor Contact

Jeffrey W. Church
Executive Vice President, CFO and Corporate Secretary
609-482-2455
jchurch@celsion.com

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